UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 15, 2007

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e)	Material Compensatory Arrangement of Certain Officers

On October 15, 2007, Leslie Hudson, Ph.D. and the Company entered into a second six-month Employment Agreement, effective as of August 16, 2007, covering Dr. Hudson’s employment as interim President and Chief Executive Officer of the Company from August 16, 2007 to February 16, 2008 (the “Employment Agreement”). Dr. Hudson, a director of the Company since 2005, has served as the Company’s interim President and Chief Executive Officer since February 15, 2007. The term of Dr. Hudson’s first six-month employment agreement with the Company expired on August 15, 2007.

During the term of his new Employment Agreement, Dr. Hudson will receive a base salary equal to $40,000 per month, continuation of his current heath care benefits, a per diem fee of $180 to cover certain expenses, reimbursement for reasonable travel and lodging expenses incurred while traveling to and working at the Company’s facilities in Rockville, Maryland (which reimbursement will be grossed up for applicable taxes), such other fringe benefits received by him during his initial employment term as are accorded generally to the Company’s other executive officers, and reimbursement for legal fees reasonably incurred by him in connection with negotiation of his employment arrangements with the Company.

The Company awarded Dr. Hudson a cash bonus of $100,000 upon the execution of the Employment Agreement. The Company agreed to pay Dr. Hudson a cash bonus of $50,000 (the “Termination Bonus”) upon the earlier to occur of (i) February 16, 2008 (the “Expiration Date”), provided Dr. Hudson is still employed by the Company on that date, (ii) the Company’s termination of Dr. Hudson’s employment without “Cause” (as defined in the Employment Agreement), and (iii) the date on which a new Chief Executive Officer of the Company commences employment in such position (such earliest date being referred to as the “Payment Date”). The Company also agreed to pay Dr. Hudson an incentive cash bonus (the “Incentive Bonus”) of up to $190,000 equal to $190,000 multiplied by the weighted percentages allocated to the achievement of the performance goals set forth in the Employment Agreement, including (i) the execution of an Asset Purchase Agreement with respect to, and the successful consummation of the sale of, the Biologics SBU, the Plasma Collection Centers, the Corporate Shared Services assets in Boca Raton, Florida and the headquarters buildings and adjacent land in Boca Raton, Florida; (ii) his successful work with the Board to identify a qualified successor as President and Chief Executive Officer; (iii) the successful advancement of the NicVAX® [Nicotine Conjugate Vaccine] program as measured by specific milestones; (iv) the development and execution of an acceptable plan to enhance revenues and control expenses and the accomplishment of a specific milestone; and (v) the development of a business plan approved by the Board of Directors for the future of Nabi and its Pharmaceutical SBU (the “Performance Goals”).

Under the terms of the Employment Agreement, the Company granted Dr. Hudson two awards of restricted stock under its 2007 Omnibus Equity and Incentive Plan. The first award of 20,000 shares of restricted stock (the “Bonus Shares”) will vest on the Payment Date. The second award of 48,000 shares of restricted stock (the “Performance Shares”) will vest in weighted percentages upon the achievement of the Performance Goals.

The Bonus Shares and the Performance Shares will vest in full and Dr. Hudson will be entitled to receive the full Incentive Bonus if he is terminated by the Company without “Cause” (as defined in the Employment Agreement) during the term of the Employment Agreement or if a new Chief Executive Officer commences employment prior to the Expiration Date. In the event that Dr. Hudson dies or the Company terminates his employment for disability under the terms of the Employment Agreement before the Expiration Date, a prorated portion of the Bonus Shares and the Performance Shares will vest and Dr. Hudson will be entitled to receive a prorated portion of the Termination Bonus and the Incentive Bonus. Dr. Hudson will not be entitled to participate in the Company’s VIP Management Incentive Program or any other bonus program maintained by the Company.

The Employment Agreement may be terminated by either party upon 30 days’ prior written notice. The Company may also terminate the Employment Agreement for “Cause” (as defined in the Employment Agreement). In the event that his employment is terminated by the Company without “Cause” (as defined in the Employment Agreement) or a new Chief Executive Officer commences employment with the Company prior to the Expiration Date, Dr. Hudson will receive a lump sum payment in an amount equal to the salary that he would have received had his employment with the Company continued through the Expiration Date.

This description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: October 19, 2007

By:  /s/  Jordan I. Siegel

        Name: Jordan I. Siegel

        Title: Senior Vice President, Finance and Administration

        Chief Financial Officer and Treasurer